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                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 4                                         WASHINGTON, D.C.  20549                                      OMB APPROVAL


                                                                                                     OMB Number:      3235-0287

[ ]CHECK THIS BOX IF NO LONGER       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                    Expires:September 30, 1998
   SUBJECT TO SECTION 16. FORM
   4 OR FORM 5 OBLIGATIONS MAY                                                                       Estimated average burden
   CONTINUE. SEE INSTRUCTION 1(B).  Filed pursuant to Section 16(a) of the Securities Exchange       Hours per response.....0.5
                                        Act of 1934, Section 17(a) of the Public Utility
                                          Holding Company Act of 1935 or Section 30(f)
                                              of the Investment Company Act of 1940


(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* | 2. Issuer Name and Ticker or Trading Symbol  | 6. Relationship of Reporting Person(s) to
   Odom         Steven          A.       |    Verso Technologies, Inc. ("VRSO")         |    Issuer (Check all applicable)
----------------------------------------------------------------------------------------
   (Name)       (First)        (Middle)  | 3. IRS or Social Security | 4. Statement for |     X  Director            10% Owner
                                         |     Number of Reporting   |    Month/Year    |    ---                 ---
                                         |     Person (Voluntary)    |                  |     X  Officer (give       Other (specify
                                         |                           |                  |    ---  title below)   ---  below)
                                         |                           |                  |          Chief Executive Officer
   400 Galleria Parkway, Suite 300       |                           |    November 2001 |          -----------------------
-----------------------------------------|                           |------------------|-------------------------------------------
             (Street)                    |                           | 5. If Amendment, | 7. Individual or Joint/Group Filing
                                         |                           |    Date of       |    (Check Applicable Line)
                                         |                           |    Original      |   X  Form filed by One Reporting
                                         |                           |    (Month/Year)  |  ---  Person
   Atlanta       GA            30339     |                           |                  |      Form filed by More than One
                                         |                           |                  |  ---  Reporting Person
-----------------------------------------|---------------------------|------------------|-------------------------------------------
   (City)        (State)       (Zip)     |     TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                         |
-----------------------------------------|------------------------------------------------------------------------------------------
1.  Title of Security                    | 2. Transaction| 3. Transaction| 4. Securities   | 5. Amount of   | 6. Owner- | 7. Nature
    (Instr. 3)                           |    Date       |    Code       |    (A) or       |    Securities  |    Ship   |    of In-
                                         |               |    (Instr. 8) |    Disposed of  |    Beneficially|    Form:  |    direct
                                         |               |               |    (D) (Instr.  |    Owned at    |    Direct |    Bene-
                                         |               |               |    3, 4 and)    |    End of Month|    (D) or |    ficial
                                         |               |               |                 |                |    In-    |    Owner-
                                         |               |               |                 |                |    direct |    Ship
                                         |               |               |                 |                |    (I)    |
-----------------------------------------|               |---------------------------------|                |           |
                                         |    (Month/    |               |      |(A) |     |                |           |
                                         |    Day/       |               |      |or  |     |   (Instr. 3    |    (Instr.|    (Instr.
                                         |    Year       | Code  |  V    |Amount|(D) |Price|   and 4)       |    4)     |    4)
-----------------------------------------|---------------|-------|-------|------|----|-----|----------------|-----------|-----------
Common Stock, $.01 Par Value             |   11/19/01    |  P    |       | 400  | A  |$.67 |                |     D     |
-----------------------------------------|---------------|-------|-------|------|----|-----|----------------|-----------|-----------
Common Stock, $.01 Par Value             |   11/19/01    |  P    |       |4,600 | A  |$.70 |    304,200     |     D     |
-----------------------------------------|---------------|-------|-------|------|----|-----|----------------|-----------|-----------
                                         |               |       |       |      |    |     |     1,300      |     I     | By wife
-----------------------------------------|---------------|-------|-------|------|----|-----|----------------|-----------|-----------
                                         |               |       |       |      |    |     |    14,600      |     I     |By daughter
-----------------------------------------|---------------|-------|-------|------|----|-----|----------------|-----------|-----------
                                         |               |       |       |      |    |     |                |           |
-----------------------------------------|---------------|-------|-------|------|----|-----|----------------|-----------|-----------






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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)
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FORM 4 (CONTINUED)                TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-------------|-----------|------------|-----------|-------------|-----------|------------|-----------|---------|---------|----------
1. Title of  |2. Conver- |3. Transac- |4. Transac-|5. Number of |6. Date    |7. Title and|8. Price of|9.       |10.      |11. Nature
   Derivative|   sion    |   tion     |   tion    |   Derivative|   Exer-   |   Amount of|   Deriv-  | Number  | Owner-  |    of In-
   Security  |   or Exer-|   Date     |   Code    |   Securities|   cisable |   Underly- |   ative   | of      | ship    |    direct
   (Instr. 3)|   cise    |   (Month/  |   (Instr. |   Acquired  |   and Ex- |   ing      |   Security| Deriv-  | of      |    Bene-
             |   Price of|   Day/Year)|   8)      |   (A) or    |   piration|   Securi-  |   (Instr. | ative   | Form    |    ficial
             |   Deriva- |            |           |   Disposed  |   Date    |   ties     |   5)      | Secu-   | of      |    Owner-
             |   tive Se-|            |           |   of (D)    |   (Month/ |   (Instr. 3|           | rities  | Deri-   |    ship
             |   curity  |            |           |   (Instr. 3,|   Day/    |   and 4)   |           | Bene-   | va-     |    (In-
             |           |            |           |   4, and 5) |   Year)   |            |           | fi-     | tive    |    str.
             |           |            |           |             |           |            |           | cially  | Secu-   |    4)
             |           |            |           |             |           |            |           | Owned   | rity:   |
             |           |            |           |             |           |            |           | at End  | Di-     |
             |           |            |           |             |           |            |           | of      | rect    |
             |           |            |           |             |           |            |           | Month   | (D)     |
             |           |            |           |             |           |            |           | (Instr. | or      |
             |           |            |           |             |           |            |           | 4)      | In-     |
             |           |            |           |             |           |            |           |         | di-     |
             |           |            |           |             |           |            |           |         | rect    |
             |           |            |           |             |           |            |           |         | (I)     |
             |           |            |           |             |           |            |           |         | (In-    |
             |           |            |           |             |           |            |           |         | str.    |
             |           |            |-----------|-------------|-----------|------------|           |         | 4)      |
             |           |            |      |    |       |     |Date|Expi- |     |      |           |         |         |
             |           |            |      |    |       |     |Ex- |ration|     |Amount|           |         |         |
             |           |            |      |    |       |     |er- |Date  |     |or    |           |         |         |
             |           |            |      |    |       |     |ci- |Expi- |     |Number|           |         |         |
             |           |            |      |    |       |     |sa- |ration|     |of    |           |         |         |
             |           |            | Code | V  |  (A)  | (D) |ble |Date  |Title|Shares|           |         |         |
-------------|-----------|------------|------|----|-------|-----|----|------|-----|------|-----------|---------|---------|----------
             |           |            |      |    |       |     |    |      |     |      |           |         |         |
-------------|-----------|------------|------|----|-------|-----|----|------|-----|------|-----------|---------|---------|----------
             |           |            |      |    |       |     |    |      |     |      |           |         |         |
-------------|-----------|------------|------|----|-------|-----|----|------|-----|------|-----------|---------|---------|----------
             |           |            |      |    |       |     |    |      |     |      |           |         |         |
-------------|-----------|------------|------|----|-------|-----|----|------|-----|------|-----------|---------|---------|----------
             |           |            |      |    |       |     |    |      |     |      |           |         |         |
-------------|-----------|------------|------|----|-------|-----|----|------|-----|------|-----------|---------|---------|----------
             |           |            |      |    |       |     |    |      |     |      |           |         |         |
-------------|-----------|------------|------|----|-------|-----|----|------|-----|------|-----------|---------|---------|----------
             |           |            |      |    |       |     |    |      |     |      |           |         |         |
-------------|-----------|------------|------|----|-------|-----|----|------|-----|------|-----------|---------|---------|----------
             |           |            |      |    |       |     |    |      |     |      |           |         |         |
-------------|-----------|------------|------|----|-------|-----|----|------|-----|------|-----------|---------|---------|----------
             |           |            |      |    |       |     |    |      |     |      |           |         |         |
-------------|-----------|------------|------|----|-------|-----|----|------|-----|------|-----------|---------|---------|----------
             |           |            |      |    |       |     |    |      |     |      |           |         |         |
-------------|-----------|------------|------|----|-------|-----|----|------|-----|------|-----------|---------|---------|----------
Explanation of Responses:

** Intentional misstatements or omissions of facts constitute
   Federal Criminal violations. See 18 U.S.C. 1001                               /s/ Steven A. Odom                November 30, 2001
   and 15 U.S.C. 78ff(a).                                                        --------------------------------  -----------------
                                                                                 ** Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed, If space provided is insufficient, See Instruction 6 for procedure.




Potential persons who are to respond to the collection of information contained in this form are not                          Page 2
required to respond unless the form displays a currently valid OMB Number.                                           SEC 1474 (7-96)

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